Exhibit 99.2

MACATAWA BANK CORPORATION
SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

BENEFICIAL OWNER ELECTION FORM

          Macatawa Bank Corporation (the "Company") is offering shares of its common stock in a rights offering. The rights offering is described in the accompanying prospectus dated May 10, 2011 (the "Prospectus"). If you owned shares of the Company's common stock on the record date, May 2, 2011, through your broker, dealer, bank or other nominee (referred to in this form as your "broker"), you can use this form to instruct your broker to exercise your subscription rights and purchase shares in the rights offering.

          The Company distributed to its shareholders one subscription right for each whole share of common stock owned on the record date. Each subscription right entitles you to purchase one share of Macatawa Bank Corporation Common Stock at a purchase price of $2.30 per share. To purchase shares, please fill in the information below, complete the reverse side of this form, and return it to your broker. This form will instruct your broker to purchase shares on your behalf. Macatawa Bank Corporation will not charge you any fees for purchasing shares in the rights offering, but your broker may charge fees.

          If you wish to purchase shares in the rights offering, you must complete this form and return it to your broker. They must forward it to the Company's subscription agent no later than 5:00 p.m., Eastern Time, on June 6, 2011, the last business day prior to the scheduled expiration date of the rights offering. Your broker may establish a deadline earlier than June 6, 2011. Please verify the deadline with them. The Company will not be responsible if your broker fails to complete your purchase for you. If you instruct your broker to purchase shares for you, you may not revoke or change your instruction.

          The Company is also offering shares of common stock to the public in a public offering. You can participate in the public offering directly or through your broker. If you would like information regarding buying shares in the public offering, please contact Jon Swets at jswets@macatawabank.com or (616) 494-7645.

          You should carefully review the Prospectus in its entirety for information about Macatawa Bank Corporation and the rights offering before purchasing shares in the rights offering. If you do not wish to purchase shares in the rights offering, you may discard this form and the related materials. If you wish to purchase shares, please complete the following:

CHECK THE APPLICABLE BOXES AND PROVIDE ALL
REQUIRED INFORMATION
Box 1	☐	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for shares of common stock.

Box 2	☐	Please EXERCISE SUBSCRIPTION RIGHTS for shares of common stock as set forth below:

Subscription Rights
	x	$2.30 (price	=	$
per share)
(number of shares)				(required payment)

Form of payment:
☐	Payment in the following amount is enclosed: $______________

☐	Please deduct payment of $_____________ from my (our) following account maintained by you:

(Type of Account)	(Account Number)

Please complete the reverse side of this form.

By signing this form, you acknowledge and agree as follows:
•	You have received the Prospectus and irrevocably elect to purchase the number of shares of common stock indicated above upon the terms and conditions specified in the Prospectus;

•

You will not beneficially own (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) more than 4.9% of the Company's outstanding shares of common stock (calculated immediately upon the closing of the rights offering, as described in the Prospectus); unless you already beneficially owned more than 4.9% of the Company's outstanding shares of common stock immediately before commencement of the rights offering;

•

You are not required to obtain prior clearance or approval from any bank regulatory authority of the U.S. federal government, the State of Michigan or any other state to own or control stock or, if you are so required, you have obtained all necessary prior clearance or approval.

Name of beneficial owner(s):

Signature of beneficial owner(s):

If you are signing in your capacity as trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation, or in any other fiduciary or representative capacity, please provide the following information:
Name:

Capacity:

Address:

Telephone Number: